Exhibit 99.1

Ultralife Corporation Awarded $8.3 Million Communications Systems Leader Radio Contract

NEWARK, N.Y. October 15, 2018 -- Ultralife Corporation (NASDAQ: ULBI) has been awarded a contract valued at approximately $8.3 million to supply its Vehicle Amplifier-Adaptors (“VAA”) and Mounted VHF Amplifiers to Thales Defense & Security, Inc., a global leader in the development, manufacture, and support of combat-proven, software-defined radio equipment, for the U.S. Army’s Leader Radio and other opportunities. Shipments are expected to commence in the first quarter of 2019.

The Leader Radio supports the Army’s Network Modernization strategy and Network Cross-Functional Team experimentation efforts with a software-defined radio capable of providing data and voice communications via multiple waveforms. With the two-channel Leader Radio, soldiers will only carry one radio instead of the two currently required for voice and data. Ultralife’s radio-specific VAA platform provides the soldier with an enhanced range of digital voice and data communications and operational flexibility.

“Leveraging the fielding and operational success of our radio-specific VAA product line, this latest award demonstrates the effectiveness of our ongoing new product development strategy of designing and building technically advanced, integrated communication systems devices in collaboration with our strategic partners,” said Michael D. Popielec, Ultralife’s President and Chief Executive Officer. “We look forward to participating in this multi-year program and continuing to add other new products and building blocks to our proven platforms for soldier modernization.”

About Ultralife Corporation

Ultralife Corporation serves its markets with products and services ranging from power solutions to communications and electronics systems. Through its engineering and collaborative approach to problem solving, Ultralife serves government, defense and commercial customers across the globe.

Headquartered in Newark, New York, the Company's business segments include Battery & Energy Products and Communications Systems. Ultralife has operations in North America, Europe and Asia. For more information, visit www.ultralifecorporation.com.

Company Contact:
Ultralife Corporation
Philip A. Fain
(315) 210-6110
pfain@ulbi.com

Investor Relations Contact:
LHA
Jody Burfening
(212) 838-3777
jburfening@lhai.com